Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-155752, 333-156806 and 333-170743; Form S-8 Nos. 333-114134, 333-139574, 333-148141, 333-156278, 333-163810 and 333-171259) of Santarus, Inc. and in the related Prospectuses, of our reports dated March 3, 2011, with respect to the consolidated financial statements and schedule of Santarus, Inc. and the effectiveness of internal control over financial reporting of Santarus, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
San Diego, California
March 3, 2011